Exhibit 5.1

To:

Atento S.A.

1, rue Hildegard Von Bingen

L-1282 Luxembourg

Grand Duchy of Luxembourg

(the “Addressee”)

By e-mail

Luxembourg, 2 July 2021

Re.: Atento S.A.

Dear Sirs,

I.	Introduction

We have been appointed as legal counsel in the Grand Duchy of Luxembourg (“Luxembourg”) in order to provide you with this legal opinion with respect to Atento S.A., a public limited liability company (société anonyme), having its registered office located at 1, rue Hildegard Von Bingen, L-1282 Luxembourg and registered with the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) under number R.C.S. Luxembourg B 185.761 (the “Company”) in connection with the post-effective amendment No.1 (the “Amendment”) to the registration statement on Form S-8 (the “Registration Statement”) filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 7,300,000 ordinary shares of the Company without nominal value (the “Shares”) under the Company’s 2014 omnibus incentive plan. On July 28, 2020, the Company completed a reverse share split of its issued and outstanding ordinary shares of the Company without nominal value using a ratio of conversion of 5.027090466672970 (the “Reverse Share Split”). Accordingly, the Amendment is being filed to proportionately reduce the number of Shares covered by the Registration Statement. As a result, as of July 28, 2020, on a post-reverse split basis, the Registration Statement covers a maximum of 1,452,132 Shares (the “New Shares”). This opinion is being issued pursuant to the requirements of the Securities Act.

This legal opinion is issued by CM Law, a private limited liability company (“société à responsabilité limitée”) incorporated and existing under the laws of Luxembourg, registered with the Luxembourg Bar as lawyers, having its registered office located at 68, rue Marie-Adélaïde, L-2128 Luxembourg, registered with the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) under number R.C.S. Luxembourg B 198.369, whose purpose is the exercise of the profession of lawyer in Luxembourg. Individuals that are involved in the services provided by or on behalf of CM Law cannot be held liable in any manner whatsoever.

This legal opinion addresses certain specific matters and has been addressed to the Addressee only in connection with these matters. This legal opinion will therefore not necessarily address all the concerns or interests of the Addressee. We exceptionally accept addressing this legal opinion to the Addressee solely in relation to the matters expressly opined on herein.

Unless otherwise specified in this legal opinion, capitalized terms used but not defined shall have the meaning given in Schedule 1 hereto, which shall form an integral part of this legal opinion.

II. Scope of the legal opinion

1.

This legal opinion is strictly confined to the specific matters of Luxembourg law and has been prepared without considering the implications of any laws of any jurisdictions other than Luxembourg and, accordingly, we express no opinion with regard to any systems of law other than the laws of the Luxembourg.

2.

This legal opinion is strictly limited to the matters stated herein and shall not be read as extending by implication to any matters not specifically referred to. Where an assumption is stated to be made in this legal opinion, we have not made any investigation with respect to the matters that are the subject of such assumption.

3.

We have, for the purpose of this legal opinion, solely examined the documents (drafts, originals, copies, translations or facsimile or electronic copies) that are listed in Schedule 1 hereto and referred to as the Examined Documents.

4.

We have not examined and express no opinion herein with respect to any matter which may result from any contractual obligations binding the Company and which may result from any contract, agreement, deed, undertaking or document or any matter in connection therewith of a contractual or legal nature, which is simply referred to in or annexed to the Examined Documents.

5.

We have not referred to or relied upon any documentation other than the Examined Documents and, other than having examined the Examined Documents, we have not made any inquiries or investigations other than those stated in this legal opinion and such other inquiries and investigations as we have deemed necessary to provide the opinions set forth herein.

6.	The declarations made in this legal opinion are stated and are only valid as at the date hereof.

7.

Other than inquiries and investigations stated in this legal opinion as we have deemed relevant and necessary to provide the opinions set forth herein, we are not responsible for (i) investigating and verifying the accuracy of the statements of fact, any statements of opinion, intention and representations and warranties contained in the Examined Documents, (ii) verifying that no material facts or contractual provisions have been omitted and (iii) verifying whether the parties thereto (which for the avoidance of doubt, includes the Company) or any of them have complied, or will comply with them and with the terms and conditions of any obligations binding upon them.

8.

We shall have no duty to inform the Addressee of any changes in Luxembourg law, in the legal status of the Company or any other circumstance, occurring after the date of this legal opinion and which may affect the matters addressed herein.

9.	We express no opinion on any applicable licensing or similar requirements of the Company.

10.

We express no opinion in particular on public international law or on the rules of, or promulgated under, any treaty or by any treaty organisation or European law (save for rules implemented into Luxembourg law or directly applicable in Luxembourg), on tax, transfer pricing, regulatory, competition, accounting or administrative law, or as to the consequences thereof.

11.

In this legal opinion, unless otherwise specified, the terms “law”, “laws”, “legislation” and “regulation”, “Luxembourg law” and all other similar terms refer to all laws and regulations that are applicable as at the date hereof in Luxembourg, and deriving from laws enacted by the Luxembourg legislator and/or judgements and orders of Luxembourg courts as long as published.

III.	Statements of legal opinion

On the basis of the Examined Documents and subject to the assumptions and qualifications set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is a public limited liability company (“société anonyme”) existing under the laws of Luxembourg.

2.

Based solely on the Certificate of Non-Inscription of a Judicial Decision and the Extract, the Company has not been declared bankrupt or wound-up (in the meaning of voluntary or judicial dissolution and/or liquidation) or applied for the benefit of a controlled management (“gestion contrôlée”), moratorium of payments (“sursis de paiement”) and composition procedures (“concordat préventif de faillite”) and no registration of any judicial decision in relation to the appointment of an interim receiver (“administrateur provisoire”) or receiver (“séquestre”) of the Company, or in relation to any bankruptcy proceedings, arrangement with creditors, or other similar proceedings from jurisdictions other than Luxembourg under the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings has been made with the Luxembourg Trade and Companies Register (“Registre de Commerce et des Sociétés, Luxembourg”).

3.

Subject to the due and valid passing of resolutions of the board of directors of the Company and the fulfilment of the conditions for the effectiveness of these resolutions in accordance with the Articles of Association and applicable law, the New Shares will be validly allocated or issued (as applicable), fully paid and non-assessable (within the meaning that the holder of such New Shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

IV.	Assumptions

In rendering this legal opinion, we have, without verification or other enquiry, assumed:

1.

The genuineness of all signatures, the authenticity, completeness and accuracy of all the Examined Documents as originals, and the conformity with original documents of all Examined Documents submitted to us as copies, electronic or facsimile copies hereof.

2.	That there is no contractual or other prohibition prohibiting the Company from issuing or allocating (as applicable) the New Shares.

3.

That none of the Examined Documents has been amended, supplemented, replaced (including appointment of any other agent for the same mission), renounced, terminated or varied, nor has been revoked as at the date hereof.

4.

That since 1 July 2021, no petition has been filed with a Court for the opening of winding-up (in the meaning of dissolution and/or liquidation), bankruptcy, suspension of payments or similar proceedings against the Company; and that the Company has not been granted a suspension of payments or declared bankrupt or been subject to any similar procedure (which includes, without however limitation, controlled management (“gestion contrôlée”), moratorium of payments (“sursis de paiement”) and composition procedures (“concordat préventif de faillite”); that no interim administrator (“administrateur provisoire”) or receiver (“séquestre”) has been appointed with respect to the Company; and that no decision in relation to any bankruptcy proceedings, arrangement with creditors, or other similar proceedings from jurisdictions other than Luxembourg under the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings has been made and/or filed with the Luxembourg Trade and Companies Register (“Registre de Commerce et des Sociétés, Luxembourg”) with respect to the Company.

5.	That the information contained in Examined Documents is complete, correct and accurate at the date hereof.

6.	That no proceedings have been instituted or injunction granted against the Company, which might restrain it from issuing or allocating (as applicable) the New Shares.

7.	That the Company has its effective place of management and control in Luxembourg.

8.

That the centre of main interests of the Company within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings is located at the place of its registered office in Luxembourg and the Company has no establishment outside Luxembourg.

9.	That the issuance or allocation (as applicable) of the New Shares is in the best corporate interest of the Company.

10.

That the issuance or allocation (as applicable) of the New Shares will be conditional upon the due and valid passing of resolutions of the board of directors of the Company and the conditions for the effectiveness of these resolutions will be fulfilled in accordance with the Articles of Association and applicable law.

V.	Qualifications

This legal opinion is subject to the following qualifications:

1.

In this legal opinion, some Luxembourg legal concepts are expressed in English terms and not in their original French terms. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under the laws of Luxembourg and this legal opinion should be read and understood accordingly. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This legal opinion may, therefore, only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Luxembourg law and be brought before a Luxembourg Court.

2.

The Certificate of Non-Inscription of a Judicial Decision only reflects whether a judicial decision according to which the Company is subject to judicial proceedings has been registered with the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) on 1 July 2021. It cannot be excluded that a judicial decision (for example a decision opening an insolvency proceedings) against the Company has been taken but does not appear in the Certificate of Non-Inscription of a Judicial Decision. The registration of a matter required to be registered under the law dated 19 December 2002 on the Luxembourg Trade and Companies’ Register and accounting of undertakings, as amended, must be requested by the relevant person at the latest one month after the occurrence of the event subject to registration; as a consequence (i) a delay may exist between the moment a judicial decision has been rendered and is effective and the registration thereof in the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”), and (ii) it cannot be excluded that no registration has occurred in the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) within the period of one month if the request for registration has not been and is not made by the relevant person(s); as a consequence the Certificate of Non-Inscription of a Judicial Decision is not conclusive as to the opening and existence or not of judicial decisions or judicial proceedings and, as to whether or not a petition or request for any of the judicial proceedings has been presented or made. The same shall apply mutatis mutandi for the Extract.

VI.	Benefit of opinion

This legal opinion is delivered to the Addressee and is only for its use. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to:

a)

any person to whom disclosure is required to be made by applicable law or Court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings;

b)	the officers, employees, auditors and professional advisers of the Addressee;

c)	any affiliate of the Addressee and the officers, employees, auditors and professional advisers of such affiliate; and

d)	bank examiners or other regulatory authorities having jurisdiction over the Addressee,

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance and (ii) we do not assume any duty or liability to any person to whom such disclosure is made.

Without prejudice of the foregoing, we hereby consent to the filing of this legal opinion as an exhibit to the Amendment. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

VII. Applicable law and jurisdiction

As stated in paragraph II. 1, this legal opinion herein is exclusively based upon, governed by and shall be construed in accordance with the laws of Luxembourg effective on the date hereof.

Luxembourg Courts shall have exclusive jurisdiction to settle any dispute, proceeding, suit or action that may arise out of or be in connection with this legal opinion.

The right to compensation for damages shall at any rate terminate 36 (thirty-six) months after the date upon which the Addressee discovered, or should reasonably have discovered, the occurrence of the event that caused, whether directly or indirectly, the damages for which CM Law is liable. This shall also apply if compensation is claimed for damages on the grounds of a right taken over or acquired from a third party.

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Yours faithfully,

For CM Law

/s/ Raphaël Collin
Raphaël Collin
Avocat à la Cour

SCHEDULE 1:

List of Examined Documents

1.	A .pdf copy of the updated articles of association of the Company as at 2 April 2021 (the “Articles of Association”);

2.	An extract issued by the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) pertaining to the Company dated 2 July 2021 (the “Extract”); and

3.

A certificate of non-inscription of a judicial decision issued by the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) pertaining to the Company dated 2 July 2021 (the “Certificate of Non Inscription of a Judicial Decision”).

The documents listed in items 1. to 3. (both inclusive) shall be referred to as the “Examined Documents”.